April 5, 1995

          MidSouth Bancorp, Inc.
          102 Versailles Boulevard
          Versailles Centre
          Lafayette, Louisiana 70501

          Gentlemen:

               We have acted as counsel for MidSouth Bancorp, Inc. a Louisiana corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") covering up to 187,286 shares of Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") of the Company (the "Shares") which the Company proposes to issue to shareholders of Sugarland Bancshares, Inc. in accordance with the Agreement and Plan of Merger (the "Plan") described in the Registration Statement.

               For the purposes of the opinion expressed below, we have examined the Registration Statement, the Plan, the Articles of Incorporation, as amended, and By-laws, as amended, of the
          Company, resolutions adopted by the Board of Directors of the Company and such other documents and sources of law as we considered necessary to render the opinions hereinafter expressed.

               On the basis of the foregoing, we are of the opinion that the proposed issuance of the Shares has been duly authorized by all necessary corporate action, and such Shares, if and when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

               We hereby consent (i) to be named in the Registration Statement under the heading "Legal Matters" as counsel for the Company and (ii) to the filing of this opinion as an Exhibit to the Registration Statement. In so doing we do not admit that we are "experts" within the meaning of the Securities Act of 1933.

                                      Yours sincerely,



                                      Anthony J. Correro, III
          AJC/jgo